AGREEMENT

     THIS AGREEMENT ("Agreement"), dated as of September 1, 1995, by and among UNION CENTER NATIONAL BANK, a bank chartered under the laws of Congress (the "Bank"), CENTER BANCORP INC., a New Jersey corporation that owns all of the capital stock of the Bank (the "Company"), and JOHN J. DAVIS ("Employee"),

                              W I T N E S S E T H :

     WHEREAS, the Company, the Bank and Davis entered into an employment agreement dated as of August 1, 1992 providing for the Employee's employment by the Company and the Bank (the "Prior Contract");

     WHEREAS, subsequent to the execution of the Prior Contract, the Bank and/or the Company have adopted several benefit plans, including the following plans:
(i) an Achievement Incentive Plan (as it may be amended from time to time, the "AIP"), (ii)a Benefit Equalization Plan (as it may be amended from time to time, the "BEP"), (iii) a "Savings Equalization Plan" (as it may be amended from time to time, the "SEP"), (iv) a split dollar insurance plan (as it may be amended from time to time, the "SDIP") and (v) a 401(k) Savings Plan (as it may be amended from time to time, the "401(k)Plan" and, together with the AIP, the BEP, the SEP and the SDIP, the "Plans");

     WHEREAS, the parties hereto wish to amend the Prior Contract in certain respects to reflect the adoption of the Plans and make certain other changes in the Employee's employment arrangements;

     WHEREAS, the parties hereto wish to restate the Prior Contract, as so amended, in its entirety;

     WHEREAS, it is understood that the Company shall remain fully liable hereunder, regardless of the extent to which the Bank is liable hereunder; and

     WHEREAS, the Bank and the Company desire to employ Employee to devote full time to the business of the Bank and the Company, and Employee desires to be so employed,

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto hereby agree that the Prior Contract is amended and restated in its entirety to provide as follows:

     1. Employment. Bank and the Company agree to employ Employee, and Employee agrees to be so employed, in the capacity of President and Chief Executive Officer of the Bank and the Company. Except as otherwise provided in the next sentence of this Section 1, employment shall be for a term of five (5) years, effective as of September 1, 1995 and terminating August 31, 2000 (the "Initial Term"). Notwithstanding the foregoing, this Agreement

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shall automatically be extended (i) at the end of the Initial Term, for successive one year renewal terms unless, at least three years prior to the commencement of any such renewal term, notice of termination of this Agreement is given by any party hereto to the other parties hereto and (ii) if a "Change in Control Event" (as defined in Section 8(a) hereof) occurs at any time during the Initial Term or during any such renewal term, for a period of five years from the date of such Change in Control Event. It is understood that the effect of the immediately preceding sentence is to assure Employee that in the event that he receives notice of termination of employment pursuant to Section 8(a) hereunder, he will be entitled to severance benefits covering at least three full years of employment in the absence of a Change in Control Event or covering at least five full years of employment in the case of a Change in Control Event.

     2. TIME AND EFFORTS. Employee shall diligently and conscientiously devote his full and exclusive time and attention and best efforts in discharging his duties as the President and Chief Executive Officer of the Bank and the Company.

     3. BOARD OF DIRECTORS. Employee shall at all times discharge his duties in consultation with and under the supervision of the Boards of Directors of the Bank and the Company. In the performance of his duties, Employee shall make his principal office in such place as the Boards of Directors of the Bank and the Company and Employee may from time to time mutually agree.

     4. COMPENSATION.

     (a) SALARY-INITIAL PERIOD. During the period from September 1, 1995 through December 31, 1995 (the "Initial Period"), Employee shall receive, pursuant to the determination of the Executive Compensation Committee of the Bank's Board of Directors (the "Executive Compensation Committee"), as compensation for his services hereunder, a salary at the rate of one hundred and seventy thousand dollars ($170,000) per annum. This amount shall be paid in eight (8) equal semi-monthly installments on the 15th and 30th day of each month, or as near thereto as practicable.

     (b) SALARY-SUBSEQUENT YEARS. During each twelve month period following the Initial Period, Employee shall receive, as compensation for his services, his salary set forth for the immediately preceding twelve month period plus such salary increment as shall be determined by the Executive Compensation Committee, with reference to the Bank's salary guide. During each such twelve month period, Employee's salary shall be paid in twenty-four (24) equal semi-monthly installments on the 15th and 30th day of each month, or as near thereto as practicable.

     (c) BONUSES. Employee shall be entitled to participate in the AIP and shall receive incentive compensation in accordance with the terms of the AIP. In the event that the AIP is terminated, Employee shall receive such incentive compensation as shall be awarded to him by the Executive Compensation Committee.


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

     5. EXPENSES; BENEFITS.

     (a) REIMBURSEMENT. The Bank and the Company shall reimburse Employee for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement. Employee shall either (i) present to the Bank from time to time an itemized account of such expenses in any form reasonably required by the Bank and the Company for reimbursement; or (ii) post such expenses to a credit card or other payment means issued to Employee by the Bank and the Company.

     (b) AUTOMOBILE. The Bank and the Company recognize the Employee's need for an automobile for business purposes. The Bank and the Company, therefore, shall provide (without expense to Employee) the Employee with an automobile, including all related maintenance, repairs, insurance, and other costs, for business and personal use and shall reimburse the Employee for all taxes payable by him as a result of the provision of this benefit to the Employee. The automobile and related costs shall be comparable to those which the Bank provided to the Employee as of August 31, 1995.

     (c) MISCELLANEOUS BENEFITS. The Bank and the Company shall pay Employee's membership fees and related expenses for membership at the Suburban Golf Club, Union, New Jersey. The Bank and the Company shall also pay for Employee's attendance at industry conventions and meetings, in accordance with existing practices. The Bank and the Company shall also provide Employee with all benefits that are provided to other officers of the Bank and/or the Company.

     6. HEALTH INSURANCE; LIFE INSURANCE; DISABILITY INSURANCE; PENSION; AND OTHER PLANS. The Bank and the Company shall provide Employee with life insurance, disability insurance, health insurance, pension benefits and benefits under the BEP, the SEP, the SDIP and the 401(k) Plan to the extent that such benefits are provided to Employee on the date hereof, together with any benefit enhancements that may be added to such plans in the future. The monetary amount of such benefits received by Employee shall be in accordance with the terms and conditions of such plans.

     7. VACATION. Employee shall receive annual vacations in conformity with Bank and Company policies on vacations.

     8. TERMINATION BY THE BANK WITHOUT CAUSE OR BY THE EMPLOYEE WITH AND WITHOUT GOOD REASON; DEATH.

     (a) The Bank and the Company may, without "Cause" (as defined herein), terminate this Agreement at any time by giving 30 days' written notice to the Employee. In such event, (i) the Employee, if requested by either the Bank or the Company, shall continue to render services, and regardless of whether such request is made shall be paid his regular compensation and shall continue to participate in all benefit plans of the Company and the Bank, up to the date of termination, (ii) the Employee shall be paid in a single sum, on the date of termination, a severance allowance equal to Employee's regular compensation for the duration of the term of this

Agreement, as theretofore renewed pursuant to Section 1 hereof, less all amounts required to be withheld and deducted, (iii) the Employee shall be paid in a single sum, on the date of termination, an amount equal to the largest annual benefit received by Employee under the AIP since the commencement of the AIP (the "Largest Bonus") multiplied by the number of years (rounded to the nearest tenth of a year) remaining in the term of this Agreement, as theretofore renewed pursuant to Section 1 hereof; (iv) the Employee shall be entitled to receive, during the period commencing on the date of termination and ending on the last day of the term (as theretofore renewed pursuant to Section 1 hereof) (the "Extension Period"), the same benefits (or the economic equivalent thereof) that he would have received under the BEP, the SEP, the SDIP, the 401(k) Plan and the other benefit plans described in Section 6 hereof had he remained employed by the Bank during the Extension Period (assuming a salary equal to the salary in effect on the date of termination and an annual incentive under the AIP equal to the Largest Bonus), (v) the Bank and the Company shall fund the obligations set forth in the immediately preceding clause (iv) and (vi) all stock options granted to Employee by the Company shall be exercisable in full, effective as of the date of termination.

     (b) The Employee shall have the right to resign (and thereby terminate this Agreement) with "Good Reason" (as defined herein) by delivering notice of such resignation to the Bank and the Company at least 30 days prior to the effective date of such resignation. If, prior to the expiration of the term hereof (as theretofore renewed pursuant to Section 1 hereof), the Employee shall resign for Good Reason, the Employee shall be entitled to the same benefits that he would have received pursuant to Section 8(a) hereof had his employment been terminated (on the effective date of such resignation) by the Bank or the Company without Cause.

     (c) The Employee shall have no obligation to seek substitute employment or otherwise mitigate the Company's obligation to make the payments and provide the benefits described in Sections 8(a) and 8(b) hereof; provided, however, that in the event that (i) Employee's employment terminates prior to a Change in Control Event and (ii) Employee obtains other employment, then the salary and benefits which he actually receives pursuant to such other employment shall be offset against the Employer's obligations hereunder.

     (d) For purposes of this Agreement, the term "Good Reason" shall mean a resignation by the Employee within 180 days after (i) a materially adverse change in the Employee's duties or title, (ii) a material breach of this Agreement by the Bank or the Company, (iii) the consummation of an acquisition by a third party of a majority of the voting capital stock of the Company or the Bank or substantially all of the assets of the Company or the Bank or (iv) a change in the composition of the Board of Directors of the Company such that the "Continuing Directors" (as defined herein) no longer constitute a majority of the Board (the events referred to in clauses "iii" and "iv" being referred to herein as "Change in Control Events"). For purposes of this Agreement, the term "Continuing Director" shall mean (i) each current member of the Company's Board of Directors and (ii) each person who is hereinafter first nominated to such Board by unanimous vote of the persons who then constitute Continuing Directors.

     (e) The Employee may, without Good Reason, terminate this Agreement by giving 60 days' written notice to the Bank and the Company. In such event the Employee shall continue to render his services, shall be paid his regular compensation and shall continue to participate in all benefit plans of the Company and the Bank up to the date of termination, but he shall not receive any severance allowance pursuant to this Agreement.

     (f) In the event that the Employee dies during the term of this Agreement as theretofore renewed pursuant to Section 1 hereof, this Agreement shall terminate as of the date of his death, subject to the obligations of the Company and the Bank that have accrued through the date of death and subject to the terms of all applicable benefit plans (including insurance plans) implemented by the Bank and the Company.

     9. TERMINATION WITH CAUSE.

     (a) The Bank and Company may terminate this Agreement for "Cause" by giving Employee 30 days' written notice. In such event, the Bank and the Company shall pay Employee his compensation, and Employee shall continue to participate in all benefit plans of the Company and the Bank up to the date of termination, but the Bank and the Company shall not be required to provide the Employee with any severance allowance pursuant to this Agreement. For purposes of this Agreement, "Cause" shall consist of the following:

          (i) disloyal, dishonest or felonious conduct of Employee that materially adversely affects the Bank or the Company; or

          (ii) termination of the Bank's business due to unprofitability, insolvency, bankruptcy or directive by governmental regulators.

Termination for "Cause" shall not be construed to include the takeover of the Bank or the Company, in either a hostile or voluntary manner, by another person, firm or corporation.

     (b) Notwithstanding the foregoing, in the event that termination is intended as a result of alleged disloyal or dishonest conduct, the Boards of Directors of the Bank and the Company shall give the Employee written notice of the occurrence of (and the facts and circumstances surrounding) the acts allegedly constituting "Cause" and a fair opportunity to present his position to such Boards. Such event shall not constitute "Cause" if, no later than ten (10) business days following Employee's receipt of such notice, the Employee establishes that either the alleged acts did not occur that such acts did not: constitute dishonest or disloyal conduct, that such acts did not materially adversely affect the Company and the Bank or that such acts have been fully corrected and shall not be repeated.

     10. NOTICES. All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses, or to such other addresses as either may designate in writing to the other party:

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


        If to the Bank or the Company:

        Union Center National Bank
        2455 Morris Avenue
        Union, New Jersey 07083
        Attention:  Secretary

        If to Employee:

        John J. Davis
        6 Knollwood Drive
        Morristown, New Jersey  07960

        With a copy to:

        Peter H. Ehrenberg, Esq.
        Lowenstein, Sandler, Kohl, Fisher & Boylan
        A Professional Corporation
        65 Livingston Avenue
        Roseland, New Jersey  07068

     11. INDEMNIFICATION; LIABILITY. Employee shall be indemnified by the Bank and the Company to the maximum extent permitted by law (and shall be entitled to receive advances to the maximum extent permitted by law) with respect to all actions and all decisions not to act taken by Employee during the term of this Agreement. The Bank and Company shall be jointly and severally liable under this Agreement with respect to all obligations of either such party hereunder. Any defense available to the Bank that this Agreement is not enforceable against it shall not constitute a defense for the Company. The obligations of this Section 11 shall survive termination of this Agreement with respect to acts or omissions occurring prior to such termination.

     12. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey.

     13. ENTIRE CONTRACT. This Agreement constitutes the entire understanding and agreement among the Bank, the Company and Employee with regard to all matters set forth herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing, signed by all parties.

     14. NON-WAIVER. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

     15. HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

     16. TAXES. In the event that either the Company's independent public accountants or the Internal Revenue Service determines that any payment, coverage or benefit provided to Employee is subject to the excise tax imposed by
Section 4999 (or any successor provision) of the Internal Revenue Code of 1986, as amended ("Section 4999"), the Company and the Bank, within 30 days thereafter, shall pay to Employee, in addition to any other payment, coverage or benefit due and owing hereunder, an amount determined by multiplying the rate of excise tax then imposed by Section 4999 by the amount of the "excess parachute payment" received by Employee (determined without regard to any payments made to Employee pursuant to this Section 16) and dividing the product so obtained by the amount obtained by subtracting the aggregate local, state and Federal income tax rate applicable to the receipt by Employee of the "excess parachute payment" (taking into account the deductibility for Federal income tax purposes of the payment of state and local income taxes thereon) from the amount obtained by subtracting from 1.00 the rate of excise tax then imposed by Section 4999 of the Code, it being the intention of the parties hereto that Employee's net after tax position be identical to that which would have obtained had Sections 28OG and 4999 not been part of the Internal Revenue Code of 1986, as amended.

     17. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     18. BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns.

     19. PRIOR CONTRACT. The Prior Contract is hereby superseded in all respects by this Agreement.

     IN WITNESS WHEREOF, the Bank and the Company each have, by its appropriate officers, signed and affixed its seal and Employee has signed and sealed this Agreement.

                              UNION CENTER NATIONAL BANK


                              By:___________________________________________
                                  Charles P. Woodward, Chairman of the Board


                              CENTER BANCORP INC.


                              By:___________________________________________
                                  Charles P. Woodward, Chairman of the Board



                              ______________________________________________
                              John J. Davis